Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Incorporated Reports Results for the

Fourth Quarter and Year Ended December 31, 2009

LOS ANGELES, California (February 22, 2010) — Ducommun Incorporated (NYSE:DCO) today reported results for its fourth quarter and year ended December 31, 2009.

Highlights

•	Fourth quarter 2009 loss of ($0.30) per diluted share resulting from a non-cash, after-tax goodwill impairment charge of $0.74 per diluted share

•	Net income before goodwill impairment charge in the fourth quarter 2009 of $0.44 per diluted share versus $0.36 per diluted share before goodwill impairment charge in the fourth quarter of 2008

•	Cash flow from operations of $39.5 million in the fourth quarter 2009 and $30.8 million for full year 2009

Fourth Quarter Results

Sales for the fourth quarter of 2009 increased 4% to $105.7 million from $101.4 million for the fourth quarter of 2008. Ducommun had a net loss in the fourth quarter of 2009 of $3.2 million, or ($0.30) per diluted share, compared to a net loss of $4.2 million, or ($0.40) per diluted share, in the prior year period. Net income was impacted by a non-cash, after-tax charge of $7.8 million, or $0.74 per diluted share, in the fourth quarter of 2009, and $8.0 million, or $0.76 per diluted share, in the fourth quarter of 2008.

“We continued to take the necessary steps this quarter to position the Company for an eventual rebound in our end markets,” said Anthony J. Reardon, president and chief executive officer. “Excluding the goodwill impairment charge, our operating performance reflected Ducommun’s strong breadth of programs and lean manufacturing initiatives. Our ability to manage the Company’s cost structure even at lower output levels has helped Ducommun navigate through a difficult demand environment, while generating solid cash flow. Ducommun’s platforms and customer relationships are our biggest strategic asset, which we are leveraging to pursue – and win – the commercial and military contracts that will drive future growth.”

The 4% increase in revenue for the fourth quarter of 2009 was due to the Company’s acquisition of DynaBil Industries, Inc. (DAS-NY), partially offset by lower year-over-year sales for the Apache helicopter and regional and business aircraft. DAS-NY contributed approximately $9.8 million in fourth quarter 2009 revenue, compared to $0.9 million for the fourth quarter of 2008. The Company’s mix of business in the fourth quarter of 2009 was approximately 62% military, 36% commercial and 2% space, compared to 63% military, 35% commercial and 2% space in the fourth quarter of 2008.

Gross profit, as a percentage of sales, was 18.2% in the fourth quarter of 2009, in line with the fourth quarter of 2008. The fourth quarter 2009 gross profit was negatively impacted by a $0.7 million reserve for sales tax liability on past tooling sales.

Selling, general and administration (SG&A) expenses decreased to $12.0 million, or 11.4% of sales, in the fourth quarter of 2009, compared to $14.6 million, or 14.4% of sales, in the fourth quarter of 2008. The decrease in SG&A resulted principally from a $2.2 million reduction in environmental reserves established in prior years and corporate-wide cost control initiatives, partially offset by a full quarter of SG&A expense from the acquisition of DAS-NY and an increase in amortization of intangible assets of $0.7 million, again related to the acquisition of DAS-NY.

The pre-tax non-cash goodwill impairment charge of $12.9 million recorded during the fourth quarter of 2009 related to the Company’s Miltec subsidiary and resulted from management’s reassessment of the future prospects of this business in view of a reduction in the U.S. government’s budgetary forecast and funding levels in military markets. Because the majority of Miltec’s business is U.S. government related, the multi-year forecast of Miltec’s sales and cash flow from operations was reduced, resulting in an unfavorable impact on the unit’s fair market value assessment. During the fourth quarter of 2008, the Company also recorded a pre-tax non-cash goodwill impairment charge relating to Miltec in the amount of $13.1 million.

The Company’s net loss for the fourth quarter of 2009 decreased from the fourth quarter of 2008 primarily due to the reasons stated above. The fourth quarter included an effective tax benefit of 49%, compared to a tax benefit of 55% for the fourth quarter of 2008.

Full Year Results

Revenue for the full year 2009 rose 7% to $430.7 million from $403.8 million for the year 2008. Net income for 2009 was $10.2 million, or $0.97 per diluted share, compared to net income of $13.1 million, or $1.23 per diluted share, in 2008. Net income prior to the goodwill impairment charges was $1.71 and $1.99 per diluted share in 2009 and 2008, respectively.

The 7% revenue increase in 2009 was due to the Company’s acquisition of DAS-NY, partially offset by lower year-over-year sales for the Apache helicopter and regional and business aircraft. DAS-NY contributed approximately $42.1 million in revenue during 2009, compared to $0.9 million in 2008. The Company’s mix of business for 2009 was approximately 62% military, 36% commercial and 2% space, compared to 59% military, 39% commercial and 2% space for the year 2008.

Gross profit, as a percentage of sales, decreased to 18.3% in 2009 from 20.3% in 2008. The Company’s gross profit margin in 2009 was negatively impacted by inventory valuation adjustments and sales tax reserves of $5.8 million.

Selling, general and administration (SG&A) expenses decreased to $49.6 million, or 11.5% of sales, for 2009, compared to $50.5 million, or 12.5% of sales, for 2008. The decline in SG&A resulted principally from a $2.2 million reduction in environmental reserves established in prior years along with corporate-wide cost control initiatives, partially offset by a full year of SG&A expense from the acquisition of DAS-NY and an increase in amortization of intangible assets of $1.5 million, again related to the acquisition of DAS-NY.

Net income for 2009 decreased 22% from 2008 primarily due to the reasons stated above and higher interest expense on higher debt levels. The Company’s effective tax rate for 2009 was 26.0%, compared to 23.1% for 2008.

Mr. Reardon concluded, “As we begin 2010, we continue to have an enviable position on key commercial and military programs, a solid backlog, and a strong balance sheet, with significant cash flow generation due to effective working capital management. We remain committed to improving Ducommun’s financial results even as we navigate through some near-term uncertainty. Given our resources and liquidity to fund future growth, we are optimistic about the future.”

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry. The Company is a supplier of critical components and assemblies for commercial aircraft, military aircraft, and missile and space programs through its three business units: Ducommun AeroStructures (DAS), Ducommun Technologies (DTI), and Miltec. Additional information can be found at www.ducommun.com.

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held tomorrow, February 23, 2010 at 8:00 AM PT (11:00 AM ET). To participate in the teleconference, please call 800-299-6183 (international 617-801-9713) approximately ten minutes prior to the conference time stated above. The participant passcode is 17920037. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 40 minutes. This call is being webcast by Thomson/CCBN and can be accessed directly at the Thomson Reuters website. Conference call replay will be available after that time at the same link or at the Company’s web site, www.ducommun.com.

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385 / cwitty@darrowir.com

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2009 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Sales and Service Revenues
Product sales	$94,378	$85,417	$372,371	$344,617
Service revenues	11,287	16,007	58,377	59,186

Total	105,665	101,424	430,748	403,803

Operating Costs and Expenses:
Cost of product sales	77,488	69,539	305,705	273,974
Cost of service revenues	8,916	13,389	46,210	47,926
Selling, general & administrative expenses	12,024	14,606	49,615	50,548
Goodwill impairment	12,936	13,064	12,936	13,064

Total	111,364	110,598	414,466	385,512

Operating Income	(5,699)	(9,174)	16,282	18,291
Interest Expense	(517)	(294)	(2,522)	(1,242)
Income Tax Expense	3,015	5,233	(3,577)	(3,937)

Net Income	$(3,201)	$(4,235)	$10,183	$13,112

Earnings Per Share
Basic earnings per share	$(0.31)	$(0.40)	$0.97	$1.24
Diluted earnings per share	$(0.30)	$(0.40)	$0.97	$1.23
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,450	10,550	10,461	10,563
Diluted	10,496	10,559	10,510	10,649

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Ducommun Incorporated

Consolidated Balance Sheets

December 31,	2009	2008
(In thousands, except share data)

Assets
Current Assets:
Cash and cash equivalents	$18,629	$3,508
Accounts receivable (less allowance for doubtful accounts of $570 and $1,694)	48,378	50,090
Unbilled receivables	4,207	7,074
Inventories	67,749	73,070
Production cost of contracts	12,882	10,087
Deferred income taxes	4,794	9,172
Other current assets	7,452	6,172

Total Current Assets	164,091	159,173
Property and Equipment, Net	60,923	61,954
Goodwill	100,442	114,002
Other Assets	28,453	31,057

	$353,909	$366,186

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$4,963	$2,420
Accounts payable	39,434	35,358
Accrued liabilities	33,869	51,723

Total Current Liabilities	78,266	89,501
Long-Term Debt, Less Current Portion	23,289	28,299
Deferred Income Taxes	7,732	9,902
Other Long-Term Liabilities	10,736	14,038

Total Liabilities	120,023	141,740

Commitments and Contingencies
Shareholders' Equity:
Common stock—$.01 par value; authorized 35,000,000 shares; issued 10,593,726 shares in 2009 and 10,580,586 shares in 2008	106	106
Treasury stock—held in treasury 143,300 shares in 2009 and 69,000 shares in 2008	(1,924)	(986)
Additional paid-in capital	58,498	56,040
Retained earnings	180,760	173,718
Accumulated other comprehensive loss	(3,554)	(4,432)

Total Shareholders' Equity	233,886	224,446

	$353,909	$366,186